Exhibit 99.1

Hennessy Advisors, Inc. Reports Record High Annual Earnings and Revenue

NOVATO, Calif., Dec. 1, 2016 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported fully diluted earnings per share of $2.79 for the fiscal year ended September 30, 2016, an increase of 46% from the prior fiscal year's earnings per share of $1.91. Revenue for the fiscal year totaled over $51 million, an increase of 15% over the prior year. Total assets under management reached $6.7 billion as of September 30, 2016, an increase of $711 million from September 30, 2015, due in part to completing the acquisition of $435 million in assets from The Westport Funds on September 26, 2016. Average assets under management, upon which fees are calculated, reached $6.3 billion, an increase of over $319 million, which drove increases in revenue, net income and earnings versus the prior year.

"Despite operating in a challenging competitive environment, Hennessy Advisors recorded another year of solid growth in revenue, earnings and assets under management. We recently completed our eighth successful acquisition, and we remain focused on our proven business model of growing organically and through strategic acquisitions," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc.

"Although we anticipate continued volatility, we are optimistic that sound fundamentals and low bond yields will continue to support the equity market. And, while worry over rising interest rates may be subduing investor confidence, we believe there is room for the market to move higher in the medium term," said Mr. Hennessy. "We strive to deliver value to our investors over the long-term by providing a range of investment products that have the potential to perform well in various market conditions," he added.

Hennessy Advisors, Inc.
Financial Highlights
Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2016	Sept. 30, 2015	$ Change	% Change
Total Revenue	$ 51,410,385	$ 44,739,264	$ 6,671,121	15%
Net Income	$ 14,366,776	$ 11,389,279	$ 2,977,497	26%
Earnings Per Share (diluted)	$ 2.79	$ 1.91	$ 0.88	46%
Weighted Average Number of Shares Outstanding (diluted)	5,145,310	5,960,689	(815,379)	-14%
Mutual Fund Average Assets Under Management	$ 6,325,090,706	$ 6,005,635,508	$ 319,455,198	5%
At Period Ending Date	Sept. 30, 2016	Sept. 30, 2015	$ Change	% Change
Mutual Fund Total Assets Under Management	$ 6,698,518,905	$ 5,987,979,421	$ 710,539,484	12%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
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CONTACT: Media Contacts: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354 or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 202-262-4989